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                                                                EXHIBIT 99.1 (b)

                           MERRILL LYNCH RETIREMENT
                       BENEFIT INVESTMENT PROGRAM,INC.

                            ARTICLES SUPPLEMENTARY


                Pursuant to Section 2-208.1 of the Maryland General
          Corporation Law, Merrill Lynch Retirement Benefit Investment Program, Inc. (formerly Merrill Lynch Retirement Benefit Fund, Inc.), a Maryland corporation, having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is one billion (1,000,000,000) shares, of the par value of one cent ($.01) (the "Shares"), and of the aggregate par value of ten million dollars ($10,000,000).

                SECOND: Five hundred million (500,000,000) of such Shares (the "Initial Shares") have been allocated to the following class: Merrill Lynch Full Investment Portfolio (the "Full Investment Portfolio").

                THIRD: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, as amended, the Board of Directors has duly designated those five hundred million (500,000,000) Initial Shares of the capital stock of the Corporation as Class B shares of the Full Investment Portfolio, and has duly designated the remaining five hundred million (500,000,000) Shares of the capital stock of the Corporation as Class A shares of the Full Investment Portfolio.

                FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.
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                FIFTH: The total number of Shares of capital stock that the
          Corporation has authority to issue has not been changed by the Board of Directors.

                The undersigned, President of Merrill Lynch Retirement Benefit Investment Program, Inc., has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjur y.

                IN WITNESS WHEREOF, these Articles Supplementary have been executed on behalf of Merrill Lynch Retirement Benefit Investment
          Program, Inc. this 3rd     day of October, 1988.


          Attest:                         MERRILL LYNCH RETIREMENT
                                              BENEFIT  INVESTMENT PROGRAM, INC.


                  [SEAL]

          /s/ Robert Harris                  /s/ Terry K. Glenn
          ----------------------------       ---------------------------------
              Robert Harris                      Terry K. Glenn
              Secretary                          Executive Vice President,


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